Execution Copy
SUB-LEASE AGREEMENT
10350 RICHMOND AVE SUITE 800
HOUSTON, TEXAS 77042

THIS SUB-LEASE AGREEMENT (this "Agreement") is entered into as of September 15, 2014 by and between FUGRO N.V. a Netherlands company ("Sub-Landlord") and GLORI ENERGY, INC. a company organized under the laws of Delaware ("Sub-Tenant"). Capitalized terms used herein and not otherwise defined shall have the same meaning set further in the Master Lease (defined below).

RECITALS

A. Sub-Landlord is the tenant under that certain Amended and Restated Office Lease dated as of October 16, 2006 (the "Master Lease") whereby FSP Westchase LLC, a Delaware limited liability company ("Landlord"), leases to Sub-Landlord a certain office designated as Suite 800 and containing 23,488 net rentable square feet (the "Leased Premises") in the building located at 10350 Richmond Avenue, Houston, Texas (the 'Building")

B. Sub-Tenant desires to sub-lease from Sub-Landlord a portion of the Leased Premises on the terms and conditions set forth herein, certain space containing approximately 7,805 net rentable square feet of the Leased Premises, subject to architectural measurement if elected by the parties (the "Sub-Leased Premises'?, where the SubLeased Premises is particularly identified on the site plan attached hereto as Exhibit A-1.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, Sub-Landlord and Sub-Tenant (together, the "Parties" and each sometimes a "Party" hereby agree and covenant with each other as follows:

1.	GRANT OF SUB-LEASE; USE; CONSENT

1.
Grant of Sub-Lease; Use. Sub-Landlord grants to Sub-Tenant an exclusive right to sub-lease and occupy and use the Sub-Leased Premises during the Term hereof on and subject to the terms and conditions set forth in this Agreement. Further, Sub-Landlord grants to Sub-Tenant (i) a nonexclusive right in common with Sub-Landlord and all others to whom Sub-Landlord has granted or may hereafter grant rights, to use the common hallways, corridors, reception areas, elevators, restrooms, and other areas of the Leased Premises that would typically be used in common by Sub-Landlord's employees, and (ii) a nonexclusive right in common with Sub-Landlord and Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the common areas of and associated with the Building, subject to the terms and limitations concerning such use set forth in the Master Lease. Sub-Tenant may use the Sub-Leased Premises for only the purposes set forth in the Master Lease, and for no other use or purposes.

2.
Consent. This Agreement is not and shall not be effective unless and until landlord has delivered to Sub-Tenant and Sub-landlord landlord's consent to this sublease, and in accordance with the provisions of the Master lease (the "Consent"). If the landlord fails to execute and deliver the consent to this sub-lease, Sub-landlord or Sub-Tenant may terminate this Agreement by written notice to the other Party and, in such event, neither Party shall have any obligations to the other Party under this Agreement; provided, however, Sub-landlord's and Sub-Tenant's right to terminate this Agreement are conditioned upon each party exercising diligent, commercially reasonable, and good faith efforts to obtain the Consent. Each party has an independent obligation to and shall exercise diligent, commercially reasonable and good faith efforts to obtain the Consent. If Consent is not obtained or rejected then the Sub-Landlord shall promptly (i) refund to Sub-Tenant Rent for the first month of the Term and (ii) return Security Deposit (as defined in Section 5 below) to Sub-Tenant.

2.	TERM

The term of this Agreement ("Term") shall commence on the later date that (i) Landlord's consent is obtained, (ii) the Parties fully execute this Agreement accompanied by Sub-Tenant providing to Sub-landlord first month's rent and the Security Deposit required pursuant to Section 5 hereof, and (iii) provide copies of all licenses and authorizations that may be required for the lawful operation of Sub-Tenant's business upon the Sub-Leased Premises. This shall be referred to as the ("Commencement Date") The term of this Agreement shall expire within twenty-four (24) months of the Commencement Date unless earlier terminated pursuant to the terms hereof or unless extended pursuant to Section 3 herein. Notwithstanding anything mentioned herein to the contrary, the SubTenant shall not be permitted to have access to the Sub-leased Premises to make any Alterations (as defined herein), prior to execution of this Agreement and receipt of all applicable consents.

3.	OPTION TO EXTEND TERM

Sub-Landlord hereby grants to Sub-Tenant the option to extend the term of this Agreement for three (3) twelve (12) month renewal terms in the following manner:

(i)
FIRST RENEWAL OPTION PERIOD- Upon expiration of the initial Term and expiring within (12) twelve months as to the Sub-Leased Premises by Sub-Tenant. Sub-Tenant shall have no right to extend the term of this Sublease for less than the entire space then being subleased by Sub-Tenant. Sub-Tenant may exercise the foregoing rights to extend if and only if (i) Sub-Tenant notifies Sub-Landlord in writing of its irrevocable election to extend the term of the Sublease as to Sub-Leased Premises six (6) months before expiration of the initial Term. If each of the conditions set forth in the immediately preceding sentence is not satisfied in full, then Sub-Tenant's option to extend the term of the Sublease, shall lapse and be null and void. Sub-Tenant's notice(s) of its election to extend the Term(s) shall be irrevocable when made. All of the terms and provisions of this Agreement for shall apply during the First Renewal Option Period except that Base Rent during the First Renewal Option Period shall increase to the sum of Nineteen Thousand Two Hundred Thirty-Eight and 00/100 Dollars ($19,238 ) per month of the entire Sub-Leased Premises;

(ii)	SECOND RENEWAL OPTION PERIOD - Upon expiration of the First Renewal Option
Period and expiring within (12) twelve months as to the Sub-Leased Premises by SubTenant. Sub-Tenant shall have no right to extend the term of this Sublease for less than the entire space then being subleased by Sub-Tenant. Sub-Tenant may exercise the foregoing rights to extend if and only if (i) Sub-Tenant notifies Sub-Landlord in writing of its irrevocable election to extend the term of the Sublease as to Sub-Leased Premises six (6) months before expiration of the First Renewal Period. If each of the conditions set forth in the immediately preceding sentence is not satisfied in full, then Sub-Tenant's option to extend the term of the Sublease, shall lapse and be null and void. Sub-Tenant's notice(s) of its election to extend the Term(s) shall be irrevocable when made. All of the terms and provisions of this Agreement shall apply during the Second Renewal Option Period except that Base Rent during the Second Renewal Option Period shall be at the prevailing market rates in the area as mutually agreed upon.

(iii)
THIRD RENEWAL OPTION PERIOD- Upon expiration of the Second Renewal Option Period and expiring within (12) twelve months as to the Sub-Leased Premises by SubTenant. Sub-Tenant shall have no right to extend the term of this Sublease for less than the entire space then being subleased by Sub-Tenant. Sub-Tenant may exercise the foregoing rights to extend if and only if (i) Sub-Tenant notifies Sub-Landlord in writing of its irrevocable election to extend the term of the Sublease as to Sub-Leased Premises six (6) months before expiration of the Second Renewal Period. If each of the conditions set forth in the immediately preceding sentence is not satisfied in full, then Sub-Tenant's option to extend the term of the Sublease, shall lapse and be null and void. Sub-Tenant's notice(s) of its election to extend the Term(s) shall be irrevocable when made. All of the terms and provisions of this Agreement shall apply during the Third Renewal Option Period except that (a) Base Rent during the Third Renewal Option Period shall be at the prevailing market rates in the area as mutually agreed upon (b) there shall be no further right to extend the term of the Sub-lease, beyond the applicable aforementioned terms. Sub-Landlord shall have no obligation to make improvements to the Sub-Leased Premises of any nature whatsoever or to pay any Sub-Tenant improvement allowance or similar payment to Sub-Tenant. The foregoing right to extend the term of the Sublease is personal to SubTenant and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity.

4.	RENT

4.1
GROSS RENT. Sub-Tenant shall pay to Sub-Landlord gross monthly rental ("Rent") in the sum of Eighteen-Thousand Four Hundred Ninety Seven and 85/100 Dollars of ($18,497.85) per month for the Term in advance on or before the first day of each month of the Term. Gross Rent shall be inclusive of Building Standard Services and Taxes as defined in the Master Lease. For avoidance of doubt, Sub-Tenant shall be responsible for any and all costs and expenses associated with the use of the Sub-

Leased Premises that are (i) outside normal working hours including holidays which are not included in the Rent; and/or (ii) include any overages which exceed the apportioned limits granted to Sub-Landlord and Sub-Tenant for utilities and services under Section 5 of the Master Lease. The normal working hours are Monday-Friday 7:00AM-6:00PM as further described in Master Lease and the Tenant Information Handbook which is incorporated by reference. All Rent shall be paid to SubLandlord's designated affiliate Seabed Geosolutions (US) Inc. at 10350 Richmond Ave, Suite 800 Houston, TX 77042 in lawful money of the United States, and shall be payable without requirement of notice or demand thereof. Sub-Tenant's covenant to pay rent shall be independent of every other covenant in this Agreement.

4.2	EXERCISE OF OPTION. If Sub-Tenant exercises its Option to Extend under Section 3 above, then Sub-Tenant shall pay the monthly Rent in accordance with Section 3.

4.3
LATE CHARGE. If Sub-Tenant fails to pay the Rent, or any other charges within five (5) Business Days of due date, the unpaid amount will bear interest from the due date until the date of actual payment at the applicable interest rate in accordance with Section 2.4 of the Master Lease. If Sub-Tenant fails to pay any installment of Rent, or other charges within five (5) Business Days after the same are due, or fails to make any other payment for which Sub-Tenant is obligated under this Agreement, then Sub-Tenant shall pay to Sub-Landlord a late charge equal to Five Percent (5%) of the amount so payable. Sub-Tenant acknowledges that a late payment will cause Sub-Landlord to incur costs not contemplated by this Agreement, the exact amount of which costs are extremely difficult and impracticable to calculate, and the Parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sub-Landlord as a result of such late payment.

5.	SECURITY DEPOSIT

Sub-Tenant hereby agrees to pay to Sub- Landlord on or before the execution of this
Agreement, in cash or by certified check, the sum of Eighteen-Thousand Four Hundred
Ninety-Seven and 85/100 Dollars ($18,497.85) (the "Security Deposit") as a security for the performance of the terms hereof by the Sub-Tenant. Sub-Tenant shall not be entitled to interest thereon and Sub-Landlord may commingle such Security Deposit with any other funds of the Sub Landlord. Sub-Tenant hereby grants to Sub-Landlord a security interest in the Security Deposit. Upon the occurrence of a default under this Agreement, Sub-Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of Rent, or to pay any other sums owed to Sub-Landlord, or to pay the cost of any damage, injury, expense, or liability caused by any default by the Sub-Tenant including, without limitation costs and attorneys' fees incurred by Sub-Landlord to recover possession of the Sub-Leased Premises. If Sub-Landlord shall use, apply or retain all or any part of the Security Deposit as provided above, Sub-Tenant shall restore the Security Deposit to the amount set forth herein with thirty (30) days after receipt of notice from the Sub-Landlord. Sub-Landlord shall have, and Sub-Landlord expressly retains and preserves, all rights of setoff and recoupment and any and all similar remedies available under applicable laws or in equity. To the extent a default has not occurred under this Agreement, upon the expiration or earlier termination of the sub-lease, the Security Deposit (to the extent such portion of the Security Deposit has not otherwise been applied by Sub-Landlord pursuant to this Section 7 shall be returned to Tenant.

6.	MASTER LEASE; ASSUMPTION

6.1 SUBORDINATION.

(a)
SUBORDINATION. Sub-Tenant acknowledges that it has read the Master Lease and is fully familiar with all of the terms and conditions of the Master Lease. Except as otherwise provided in the Consent, this sub-lease shall at all times during the Term remain subject and subordinate to the Master Lease and, further, to all modifications to the Master Lease but only as to modifications permitted pursuant to the provisions of this Agreement and the Consent.

(b)	NON-VIOLATION. Sub-Tenant agrees that it will not violate any of the provisions of the Master Lease.

6.2. RELATIONSHIP TO MASTER LEASE. If any provisions of this Agreement expressly conflict with any portion of the Master Lease as incorporated herein, the terms of this Agreement shall govern and Sub-Tenant shall assume and perform for the benefit of Sub-Landlord and Landlord all of Sub-Landlord's obligations under the Master Lease provisions as incorporated herein to the extent that the provisions are applicable to the Sub-Leased Premises. Notwithstanding anything to the contrary contained in this Agreement, Sub-Landlord does not assume the obligations of the Master Landlord under the Master Lease.

7. ACCEPTANCE OF THE SUB-LEASED PREMISES "AS IS"

THE SUB-LEASED PREMISES SHALL BE DELIVERED TO SUB-TENANT BROOM CLEAN IN "AS-IS" AND WITH ALL FAULTS" CONDITION AND WITHOUT ANY REPRESENTATIONS AND WARRANTIES WITH RESPECT THERETO BY SUB-LANDLORD, ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS OR ATIORNEYS. SUBTENANT ACKNOWLEDGES AND AGREES THAT SUB-LANDLORD AND ITS AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS AND ATTORNEYS HAVE MADE NO REPRESENTATIONS, WARRANTIES OR PROMISES OF ANY NATURE WHATSOEVER WITH RESPECT, TO THE SUB-LEASED PREMISES OR ANY IMPROVEMENTS LOCATED THEREIN. The taking of possession of any portion of the Sub-leased Premises by SubTenant shall be conclusive evidence that Sub-Tenant accepts the same "AS IS and WITH ALL FAULTS" and that the Sub-Lease Premises, is suited for the use intended by Sub-Tenant and are in good and satisfactory condition at the time such possession was taken. Sub-Tenant represents and warranties to Sub-Landlord that (a) Sub-Tenant's sole intended use of the SubLeased Premises is for general office use, and (b) prior to executing this Agreement, Sub-Tenant has made such investigations as it deems appropriate with respect to the suitability of the SubLeased Premises for its intended use and has determined that the Sub-Leased Premises is suitable for such intended use. Sub-Landlord shall have no obligation whatsoever to construct any tenant improvements or other improvements for Sub-Tenant or to repair or refurbish the Sub-Leased Premises. All tenant improvements and all alterations, additions and improvements to the Sub-Leased Premises requires Sub-Landlord and Master Landlord's prior approval and shall be at Sub-Tenant's sole cost and expense without contribution or reimbursement from Sub-Landlord or Master Landlord. Additionally, as of the Commencement Date, Sub-Landlord is not aware of any material fault in the Sub-Leased Premises which would affect Sub-Tenant's use of the Sub-Leased Premises.

8. USE, SUB-LANDLORD'S TRADE NAMES; PARKING; SIGNAGE; ROOF RIGHTS; GENERATOR; BART SHUTTLE

8.1 Use. Sub-Tenant agrees that the Sub-Leased Premises shall be used by SubTenant (and its permitted assignees and subtenants) solely for general office use, and related business purposes, and for no other use, business or purpose whatsoever.

8.2 NO USE OF TRADE NAMES. Sub-Tenant agrees that it shall not, without SubLandlord's prior written consent which consent may be withheld in Sub-Landlord's sole and absolute discretion; use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or services marks of Sub-Landlord, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicly or promotion or (b) in any manner other than expressly in accordance with this Agreement. Sub-Landlord agrees that it shall not, without Sub-Tenant's prior written consent, which consent may be withheld in Sub-Tenant's sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of Sub-Tenant, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Agreement, except that Sub-Landlord may disclose the fact that Sub-Tenant is its subtenant.

8.3 PARKING. Sub-Tenant shall have the non-exclusive right at no cost to the Sub-Tenant to use up to twenty-eight (28) unreserved vehicle parking spaces in parking facilities adjacent to the Building, subject to all parking rules and regulations promulgated by Master Landlord from time to time and in accordance with Exhibit F of the Master Lease. Notwithstanding the foregoing, Sub-Tenant shall reasonably cooperate with Sub-Landlord at Sub-Landlord's request to monitor and ensure that Sub-Tenant and its employees, agents, invitees and licensees do not exceed this parking ratio of twenty-eight (28) unreserved parking spaces of the Sub-Leased Premises occupied by Subtenant including, without limitation, instituting a parking program and parking rules reasonably approved by Master Landlord and Sub-Landlord requiring parking stickers for all of Sub-Tenant's employees.

8.4 SIGNAGE. Subject to compliance with all applicable requirements and restrictions of the Master Lease and Sub-Tenant obtaining the Master Landlord's consent to the following signage, Sub-Tenant shall have the right to install standard building signage in the elevator lobby to direct visitors to the Sub-Tenant's suite. All signs shall be installed and maintained at Sub-Tenant's sole cost and expense. Upon the expiration or earlier termination of the Term or any renewed term, subject to compliance with applicable legal requirements, Sub-Tenant shall remove all of its signage on Sub-Leased Premises or about the Building and restore any damage resulting from such removal, all at Sub-Tenant's sole cost and expense.

9. COMPLIANCE WITH LAWS AND REGULATIONS; PROHIBITED ACTIONS

9.1 Sub-Tenant, at its sole cost and expense, shall promptly comply with all local, state or federal laws, statutes, ordinances and governmental rules, regulations or requirements (including the polices, rules and regulations promulgated by the Master Landlord from time to time including the Tenant Information Handbook) now in force or which may hereinafter be in force, without limitation. Sub-Tenant shall not use or permit the SubLeased Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Leased Premises or cause the cancellation of any insurance policy covering Leased Premises, nor shall Sub-Tenant permit to be kept, used or sold, in or about the Sub-Lease Premises, any article which may be prohibited by the standard form of fire insurance policy. Sub-Tenant shall not during the Term (i) commit or allow to be committed any waste upon the Sub-Leased Premises, or any public or private nuisance in or around the Sub-Leased Premises, (ii) allow any sale by auction upon the Sub-Leased Premises, (iii) place any loads upon the floor, walls, or ceiling of the Sub-Leased Premises or the Building, (iv) use any apparatus, machinery or device in or about the Sub-Leased Premises which will cause any substantial noise or vibration or in any manner damage Sub-Leased Premises or the Building, (v) place any harmful liquids in the drainage system of the Sub-Leased Premises, or (vi) disturb or unreasonably interfere with other tenants of Building. If any of Sub-Tenant's office machines or equipment disturbs the quiet enjoyment of any other tenants in Building, then Sub-Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Sub-Tenant's sole cost and expense.

9.2 Sub-Tenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination including, without limitation, PCBs, oil and petroleum products, asbestos and asbestos-containing materials and radioactive materials (collectively, "Hazardous Substances"), on, under or near the Sub-Leased Premises, except that Sub-Tenant may use Hazardous Substances on the Sub-Leased Premises that are incidental to general office use (such as photocopier toner) provided such use is in compliance with laws and prudent business practices. Sub-Tenant shall not cause or permit any waste material or refuse to be dumped upon or retrain upon any part of Building outside the Sub-Leased Premises, nor shall Sub-Tenant, cause or allow any materials, supplies, equipment, finished products or semifinished products or articles of any nature to be stored upon or remain upon Building outside the Sub-Leased Premises. Sub-Tenant agrees to indemnify Master Landlord and Sub-Landlord against and hold Master Landlord and Sub-Landlord harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys' fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Sub-Tenant or any person claiming through or under Sub-Tenant or any contractor, agent, employee, visitor, assign or licensee of Sub-Tenant, on or about Building and the Sub-Leased Premises throughout the Term and any renewed term.

10. SUB-SUBLETTING

10.1 Subject to Sub-Tenant obtaining the consent of Landlord and Sub-Landlord, which consent shall not be unreasonably withheld, conditioned or delayed on the part of SubLandlord, Sub-Tenant shall have the right to assign this sub-lease or to sub-sublease the SubLeased Premises in accordance with the provisions of Section 11 of the Master Lease and this Section 10. The failure of Sub-Landlord to respond in writing to Sub-Tenant's written request to assign the sub-lease or sub-sublease all or a portion of the Sub-Leased Premises within forty-five (45) days following such written request (which written request shall be accompanied by all of the information and documents required by Section 11 of the Master Lease including a copy of the final agreed terms, shall be deemed approved by Sub-Landlord (but not by Landlord). Without limiting the reasons upon which Sub-Landlord could reasonably withhold its consent, Sub-Landlord may reasonably withhold its consent if Sub-Landlord does not (i) approve a change in the permitted use of the Sub-Leased Premises, (ii) the proposed physical subdivision of the Sub-Leased Premises or the construction of a multi-tenant corridor (unless such multi-tenant corridor is constructed entirely within the boundaries of the Sub-Leased Premises) or (iii) the creditworthiness or business reputation of the new sub-subtenant or assignee. Such assignment or sub-sublease shall be subject to all of the terms and conditions of the {/Master Lease and this Agreement, and Sub-Tenant shall remain primarily liable under this Agreement notwithstanding any sub-sublease or assignment. In connection with any assignment or sub-subletting, Sub-Landlord shall have the right to review and approve the current financial statements of Sub-Tenant and any proposed sub-subtenant. Fifty Percent (50%) of any profit realized by Sub-Tenant as a result of such sub-subleasing (after first deducting Sub-Tenant's reasonable costs associated therewith, including only brokerage fees and commissions, reasonable attorneys' fees and the cost of remodeling or otherwise improving or altering the Sub-Leased Premises for said sub lessee shall be paid to Sub Landlord after appropriate sharing, if any, with the Master Landlord.

11. DEFAULTS AND REMEDIES

11.1 The occurrence of any of the following shall constitute a default (an "Event of Default'): (i) failure of the Sub-Tenant to pay any monetary obligations required hereunder (including Rent) when due, and such failure continues for more than three (3) business days after written notice thereof; or (ii) failure of the Sub-Tenant to perform or observe any other agreement, covenant, condition or provision of this Agreement to be performed or observed by Sub-Tenant as and when performance or observance is due, and such failure continues for more than fifteen (15) days after written notice thereof.

11.2 Any holdover by Sub-Tenant of any portion of the Sub-Leased Premises beyond the scheduled expiration date shall result in the payment of monthly holdover rent equal to One Hundred Fifty Percent (150%) of the amount of Rent payable by Sub-Tenant during the last month of the Term or any renewed term under this Agreement plus any other sums payable by Sub-Landlord pursuant to Section 13 of the Master Lease or otherwise. Notwithstanding the foregoing, Sub-Tenant shall have no right to holdover any portion of the Sub-Leased Premises without the consent of Sub-Landlord.

11.3 In the event of a non-monetary default by Sub-Tenant under this
Agreement, Sub-Tenant shall have the same notice and cure rights provided for in the Master
Lease as Sub-Landlord would have for a similar default under the Master Lease, except that
Sub-Tenant's time to cure shall not exceed Seventy-Five Percent (75%) of the corresponding time under the Master Lease.

11.4 Upon any default by Sub-Tenant under this Agreement or any default under the Master Lease, Sub-Landlord shall have the right to terminate this Agreement upon written notice to Sub-Tenant and/or pursue such other remedies that may be available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Lease.

12. ALTERATIONS

12.1 Subtenant shall not make any alterations, additions or improvements (collectively, "Alterations") in or to the Sub-Leased Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Sub-Landlord and Landlord. Any Alterations must be done in full compliance with the provisions of Section 6.3 of the Master Lease and all other applicable provisions of the Master Lease. All Alterations shall be made at Sub-Tenant's sole cost and expense and by contractors or mechanics approved by Sub-Landlord and Master Landlord, shall be made at such times and in such manner as Sub-Landlord may from time to time designate, and shall become the property of Sub-Landlord without its obligation to pay for such Alterations. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the building and the Sub-Leased Premises and shall be constructed in compliance with all plans approved by Sub-Landlord and Master Landlord. Alterations shall be diligently prosecuted to completion to the end that the Sub-Leased Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, including all building codes and regulations. Sub-Tenant, at its sole cost and expense, shall obtain any and all permits and consents of applicable governmental authorities (collectively "Permits") in connection with all Alterations. Sub-Tenant shall be liable to Sub-Landlord and Landlord for the reasonable costs of any improvements to the Sublease Premises which may be required as a consequence of

Sub-Tenant's Alterations. Before commencing any alterations, additions or improvements costing in excess of Fifty Thousand Dollars ($50,000), Sub-Tenant, at Sub-Tenant's cost, shall obtain and deliver to Sub-Landlord a performance bond and a labor and materials payment bond for the benefit of Sub-Landlord, issued by a corporate surety licensed to do business in Texas and acceptable to Sub-Landlord, each in the amount of One Hundred Twenty-Five Percent (125%) of the cost of the work in a form satisfactory to Sub-Landlord. No Work or interior improvements installed in the Sub-Leased Premises may be removed unless the same are promptly replaced with work or interior improvement of the same or better quality. SubLandlord hereby reserves the right to require any contractor, subcontractor or material man working in or providing materials to the Sub-Leased Premises to provide lien waivers and liability insurance covering the Alterations to the Sub-Leased Premises. Sub-Tenant shall give Master Landlord and Sub-Landlord thirty (30) days written notice prior to the commencement of any Alterations and shall allow Master Landlord and Sub-Landlord to enter the Sub-Leased Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the SubLeased Premises as apart thereof at the termination of this Agreement without disturbance, molestation or injury, provided that each of Master Landlord and/or Sub-Landlord may require any Alterations to be removed upon termination of this Agreement in their sole and absolute discretion. In such event, all expenses to remove said Alterations and to restore the Sub-Leased Premises to normal building standards shall be paid by Sub-Tenant.

13. INDEMNIFICATION

Sub-Tenant shall indemnify, defend and hold Sub-Landlord and Landlord and their respective employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sub-Landlord may be liable to Landlord under any indemnity or hold harmless in the Master Lease ("Master Lease Indemnity") and reasonable attorneys' fees and costs, arising from; (a) Subtenant's use of the Sub-Leased Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by SubTenant in or about the Sub-Leased Premises, (b) any breach or default in the performance of any obligation to be performed by Sub-Tenant under the terms of this Agreement (or any consents thereto) and (c) any act, neglect, fault or omission of Sub-Tenant or of its directors, officers, agents, employees, licensees or invitees, In case any action or proceeding shall be brought against Sub-Landlord by reason of any such claim, Sub-Tenant upon notice from SubLandlord shall defend the same at Sub-Tenant's expense by counsel approved in writing by Sub-Landlord. To the fullest extent permitted by law, Sub-Tenant, as a material part of the consideration to Sub-Landlord, hereby assumes all risk of and waives all claims against SubLandlord with respect to damage to property or injury to persons in, upon or about the SubLeased Premises from any cause whatsoever except that which is caused solely by the failure of Sub-Landlord to observe any of the terms and conditions of this Sublease where such failure has persisted for an unreasonable period of time after written notice to Sub-Landlord of such failure, provided that in no event shall Sub-Landlord be liable for special, consequential or punitive damages.

14. DAMAGE TO SUBTENANT'S PROPERTY

Notwithstanding anything to the contrary in this Agreement, Landlord and SubLandlord and its directors, officers and agents shall not be liable for (a) any damage to any property entrusted to its employees or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of Sub-Leased Premises or building from the pipes, appliances or plumbing work therein or from the root, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of SubTenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Building. Sub-Tenant shall give prompt notice to Sub-Landlord and Master Landlord in case of fire or accident in the Sub-Leased Premises or in the Building or of defects therein or in the fixtures or equipment.

15. SUB-TENANT'S INSURANCE

15.1 Sub-Tenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Commencement Date and throughout the Term and any renewed term pursuant to Section 3 herein, the commercial general liability and umbrella liability insurance (including premises operation, bodily injury, automobile operation, personal injury, death, products, and completed operations, broad form contractual liability and broad form property damages of not less than $2,000,000 per occurrence and $2,000,000 annual aggregate), a policy or policies of All Risk or Special Form fire and casualty insurance (including sprinkler leakage and water damage coverage) insuring the full replacement cost of all Existing Improvements (defined in Section 15.3 below) in the Sub-Leased Premises on the Commencement Date, all improvements, all Alterations and all of Sub-Tenant's moveable furniture, fixtures, equipment, trade fixtures and other personal property in the Sub-Leased Premises (collectively, "Sub-Tenants Insured Property") and worker's compensation and employer's liability insurance, all in the amounts and otherwise must satisfy the requirements of Section 7 of the Master Lease of not less than $1,000,000 per occurrence. Sub-Landlord and Master Landlord shall be named as additional insureds on Sub-Tenant's liability policies and as loss payees under Sub-Tenant's fire and property policies. Sub-Tenant shall deliver to SubLandlord certificates evidencing all required insurance.

15.2 Sub-Tenant, Sub-Landlord, and Master Landlord each hereby waives any rights it may have against the other (including, but not limited to, a direct action for damages) on account of any loss or damage occasioned to each, as the case may be (even if such loss or damage is caused by the fault, negligence, or other tortious conduct, acts or omissions of the released parties or the released parties' directors, employees, agents, or invitees or if the released parties or the released parties' directors, employees, agents, or invitees would otherwise be liable under strict liability), to their respective properties, the premises, its contents, or to any other portion of the building or the property arising from any risk (without regard to the amount of coverage or the amount of deductible) covered by the all-risk full replacement cost property insurance required to be carried by each party. The foregoing waiver shall be effective even if each or all parties fail to carry the insurance required by this Agreement or the Master Agreement. If a party waiving rights under this Section is carrying an all risk full replacement cost insurance policy in the promulgated form used in the State of Texas and an amendment to such promulgated form is passed, such amendment shall be deemed not a part of such promulgated form until it applies to the policy being carried by the waiving parties. Without limiting the foregoing waivers and to the extent permitted by applicable law, the parties hereto, each on behalf of their respective insurance companies insuring the property of either the Sub-Tenant, Sub-Landlord, or Master Landlord against any such loss, waive any right of subrogation that Sub-Tenant, Sub-Landlord, and Master Landlord or their respective insurers may have against the other parties or their respective officers, directors, employees, agents, or invitees and all rights oftheir respective insurance companies based upon an assignment from its insured. Each party to this Lease shall have their insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverage by reason of such waivers.

15.3 If this Sub-Lease is terminated by Sub-Tenant, Sub-Landlord or Master Landlord as a consequence of a casualty in accordance with any of the provisions of Section 7 of the Master Lease, then all proceeds of Sub-Tenant's insurance payable in connection with all of the existing improvements in the Sub-Leased Premises on the Commencement Date ("Existing Improvements"), all tenant improvements and all Alterations thereafter constructed by or for Sub-Tenant shall be payable as follows: (i) if (a) Master Landlord or Sub-Landlord elects to terminate the Master Lease (thus automatically terminating this Sublease) or (b) if Sub-Landlord or Sub-Tenant elects to terminate this Agreement and Master Landlord elects not to repair or restore Leased Premises, then Sub-Landlord shall be paid all the proceeds of insurance with respect to the Existing Improvements and the tenant improvements and SubTenant shall be paid all the proceeds of insurance with respect to its Alterations and (ii) if SubLandlord elects to terminate the Master Lease (thus automatically terminating this Agreement) or if Sub-Landlord or Sub-Tenant elect to terminate this Agreement but Master Landlord elects to repair or restore the Leased Premises, then Master Landlord shall be entitled to receive all of the insurance proceeds payable in connection with the Existing Improvements, the tenant improvements and all Alterations.

16. SERVICES

Sub-Tenant shall receive such services or other rights related thereto that SubLandlord is entitled to under the Master Lease as such services or other rights apply to the SubLeased Premises Sub-Tenant agrees to reimburse Sub-Landlord for its share (as reasonably determine by Sub-Landlord and Sub-Tenant) of the costs of any after-hours HVAC service requested by Sub-Tenant pursuant to the Master Lease. Except to the extent expressly provided in this Agreement, Sub-Landlord shall not be liable for, and Sub-Tenant shall not be entitled to any abatement of rent by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sub-Landlord or Master Landlord or by the making of any repairs or improvements to the Sub-Leased Premises or to the Building or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sub-Leased Premises or the Building by any utility or governmental agency. Sub-

Tenant shall not connect any electrical equipment to the Building's electrical distribution system which may overload the electrical capacity of the Building or the Sub-Leased Premises. At any time that Sub-Tenant's use of electricity exceeds a reasonable amount of electricity, as reasonably determined by Sub-Landlord or Master Landlord, Sub-Landlord shall have the right at any time to install, at Sub-Tenant's sole cost and expense, an electric current meter in the Sub-Leased Premises or to conduct an electric current usage survey in order to measure the amount of electric current consumed on the Sub-Leased Premises.

17. MAINTENANCE

Sub-Tenant must maintain the Sub-Leased Premises in good condition and repair and in all respects in compliance with all obligations of Sub-Landlord as tenant under the Master Lease, reasonable wear and tear and damage excepted. Anything in this Agreement or in the Master Lease to the contrary notwithstanding, (i) in no event shall Sub-Tenant be obligated to remove any improvements, fixtures or wiring located at the Sub-Leased Premiseor the Building and existing at the Effective Date hereof.

18. RIGHT TO PERFORM

If Sub-Tenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for three (3) days after notice thereof by Sub-Landlord, Sub-Landlord may, but shall not be obligated so to do, and without waiving or releasing Sub-Tenant from any obligations of Sub-Tenant, make any such payment or perform any such other act on SubTenant's part to be made or performed as provided in this Agreement. Subtenant shall reimburse Sub-Landlord for all costs incurred in connection with such payment or performance immediately upon demand.

19. NON-WAIVER

Neither the acceptance of rent nor any other as or omission of Sub-Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Agreement shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or deprive Sub-Landlord of its right to cancel or forfeit this sub-lease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time prevent Sub-Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Agreement.

20. NOTICES.

All notices under this Agreement shall be in writing as follows:

If to Sub-Landlord: SEABED GEOSOLUTION (US) INC.
10350 Richmond Ave. Suite 800
Houston, Texas 77042
Attn.: Vice President & General Counsel

If to Master Landlord: To the Notice Addresses and Addressees set forth in the provisions of the Master Lease

If to Sub-Tenant:

GLORI ENERGY INC.
10350 Richmond Ave. Suite 850
Houston, Texas 77042
Attn.: CFO with a copy to:

GLORI ENERGY INC.
4315 South Drive
Houston, Texas 77053
Attn.: CEO

or such addresses as may hereafter be designated by either party in writing, Any such notices shall be either sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three {3) business days after timely deposit, postage prepaid in the U.S. Mail; sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered; or personally delivered, in which case notice shall be deemed delivered upon receipt.

21. SURRENDER OF SUB-LEASE PREMISES

The voluntary or other surrender of this sublease by Sub-Tenant, or a mutual cancellation hereof, shall not work as a merger, and shall, at the option of Sub-Landlord, operate as an assignment to it of any subleases or sub tenancies.

22. GENERAL PROVISIONS

22.1 ENTIRE AGREEMENT. This Agreement and Exhibits attached hereto contains all of the agreements of the Parties, and there are no verbal or other agreements which modify or affect this Agreement. This Agreement and Exhibits attached hereto supersedes any and all prior agreements made or executed by or on behalf of the Patties hereto regarding the SubLeased Premises.

22.2 TERMS AND HEADINGS. The words "Sub-landlord" and "Sub-Tenant" include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any pert hereof.

22.3 SUCCESSORS AND ASSIGNS. All of the covenants, agreements, terms and conditions contained in this Agreement shall inure to and be binding upon Sub-Landlord and Sub-Tenant and their respective successors and assigns.

22.4 BROKERS. Sub-Tenant represents and warrants to Sub-Landlord that, except with respect to CBRE ("Subtenant's Broker"), Sub-Tenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Agreement and Sub-Tenant shall indemnify, defend and hold harmless Sub-Landlord against any loss, cost, liability or expense incurred by Sub-Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of SubTenant. Sub-Landlord represents and warrants to Sub-Tenant that, except with respect to Peggy Meredith. ("Sub landlord's Broker"), Sub-Landlord has not engaged any broker, finder or other person who would be entitled to any commission or fee in respect of the negotiation, execution or delivery of this Agreement and Sub-Landlord shall indemnify, defend and hold harmless Sub-Tenant against any loss, cost, liability or expense incurred by Sub-Tenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of SubLandlord. If and solely if this Agreement is consummated and Sub-Tenant takes possession of the Sub-Leased Premises, (i) Sub-Landlord shall pay the real estate brokerage commission to Sub-Landlord's Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sub-Landlord and Sub-Landlord's Broker. Under no circumstances shall Sub-Tenant owe Sub Landlord's Broker any money and Sub-Landlord shall indemnify, defend and hold harmless Sub-Tenant against any loss, cost, liability or expense incurred by SubTenant as a result of any claim asserted against Sub-Tenant by Sub-Landlord's Broker.

22.5 SEVERABILITY. Any provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

22.6 EXAMINATION OF SUBLEASE. Submission of this instrument for examination or signature by Sub-Tenant does not constitute a reservation of or option to sublease, and it is not effective as a sublease or otherwise unless and until (a) the execution by and delivery to both Sub-Landlord and Sub-Tenant, and (b) the Landlord consents hereto as provided in Section 1.2 above.

22.7 RECORDING. Neither Sub-Landlord nor Sub-Tenant shall record this Agreement nor any memorandum hereof without the written consent of the other and any attempt by Sub-Tenant to do the same shall constitute an immediate and incurable default by Sub-Tenant under this Agreement.

22.8 SURVIVAL OF OBLIGATIONS. All provisions of this Agreement which require the payment of money or the delivery of property after the termination of this Agreement or require Sub-Tenant to indemnify, defend or hold Sub-Landlord harmless shall survive the expiration or earlier termination of this Agreement.

22.9 CONFIDENTIALITY. Due to the nature of this Agreement and the Parties' businesses, proprietary and/or confidential information of either Party may be disclosed in tangible or intangible form, orally or through observation, to the other Party. Each Party covenants and agrees that it shall not, and at any time during or after the Term of this Agreement, reveal, divulge, or otherwise make known to any person, or use for its own account or for any purpose other than the performance of its obligations hereunder, any Confidential Information. "Confidential Information" means all information and data (whether written, oral or electronic or any other form) received, reviewed, observed or otherwise acquired, learned or obtained by either Party from the other Party during the course of the Term and which in any way concerns the assets; business, operations, opportunities, activities, affairs, undertakings, finances, liabilities or prospects of the other Party, including without limitation: trade secrets, improvements, know-how, discoveries, inventions and patent applications, software, programs, data, codes, methods, processes, proprietary information, data or materials, technology, test procedures and results, drilling, well and facility information, land data and interests, financial and budget information, accounting reports and data, interpretive data, maps, products and business plans, strategies and proposals, personal information regarding customers, employees, as well as design concepts, engineering drawings, process models, specifications, techniques, and geological, geophysical, geochemical, exploration, development, production, engineering, processing, transportation, marketing or operating information of any kind regarding a Party's business or prospective clients. "Confidential Information" excludes information that (a) is in the public domain through no act or omission of the receiving Party, (b) becomes available to the receiving Party on a non-confidential basis from another source, provided that such source has the legal right to disclose such information, or (c) was already known to the receiving Party on a non-confidential basis or was independently developed.

22.10 MODIFICATION. This Agreement may not be modified, amended, supplementedor otherwise changed, except by a writing executed by both Parties.

22.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and both of which when taken together shall constitute but one and the same instrument.

22.12 WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES ACT. SUB-TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SED OF THE TEXAS BUSINESS AND COMMERNCE CODE (THE "DTPA"), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH THE AN ATIORNEY OF SUB-TENANT'S OWN SELECTION, SUB-TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

22.13 GOVERNING LAW & DISPUTE RESOLUTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. With respect to anydispute arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance or termination, which cannot be amicably resolved by the Parties, each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas. Nothing in this Agreement shall preclude any Party from bringing enforcement proceedings in any other jurisdiction in order to enforce any judgment obtained in any initial proceedings referred to in the preceding sentence.

22.14 ATIORNEY'S FEES AND COSTS. In the event any action or proceeding at law orin equity or any proceeding be instituted by either Party, for an alleged breach of any obligation of Sub-Tenant under this Agreement, to recover rent, to terminate the tenancy of Sub-Tenant at the Sub-Leased Premises, or to enforce, protect, or establish any right or remedy of a Party to this Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys' fees, expert witness fees, and court costs as may be fixed by the court or jury.

22.15 DUE AUTHORITY. If Sub-Tenant signs as a corporation, each of the persons executing this Sublease on behalf of Sub-Tenant represent and warrant that they have the authority to bind Sub-Tenant, Sub-Tenant has been and is qualified to do business in the State of Texas, that the corporation has full right and authority to enter into this Agreement, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sub-Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Agreement on behalf of Sub-Tenant represent and warrant that they have the authority to bind Sub-Tenant, Sub-Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of Texas and that such entity on behalf of the Sub-Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Sub-Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sub-Tenant to enter into this Agreement.

22.16 JOINT PREPARATION. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

22.17 FURTHER ASSURANCES. Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

22.18 APPENDICES AND RIDERS. The following exhibits are attached hereto and by this reference made a part of this Sublease:

Accordingly, Sub-Tenant's rights and remedies with respect to the transactions contemplated under this Agreement shall be governed by legal principles other than the DTPA. The foregoing waiver by the Sub-Tenant shall also be binding on any permitted assignee, sub-tenant or successor of Sub-Tenant under this Agreement. The provisions of this section shall survive termination of this Agreement.

IN WITNESS WHEREOF, Sub-Landlord and Sub-Tenant have executed this Agreement as of the date first written above.

Sub-Landlord:	Sub-Tenant:
FUGRO N.V.	GLORI ENERGY, INC.
Name: /s/ Hans Meyer	Name: /s/ Victor M. Perez
Title: CEO	Title: CFO
Date: 9/15/2014	Date: 9/15/2014